                              HALLIBURTON COMPANY
                                   EXHIBIT 11
                       COMPUTATION OF EARNINGS PER SHARE
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1994

     The calculation below for earnings per share of the $2.50 par value Common
Stock of the Company on a primary and fully diluted basis is submitted in accordance with Regulation S-K item 601(b)(11).
                                                               1994       1993       1992
                                                              -------    -------    -------
                                                           (In millions except per share data)
 Primary:
   Income (loss) before changes in accounting methods         $ 177.8    $(161.0)   $(123.5)
   Changes in accounting methods                                   -          -       (13.8)
                                                              -------    -------    -------
   Net income (loss)                                            177.8     (161.0)    (137.3)
                                                              =======    =======    =======

   Average number of common shares outstanding                  114.2      112.5      107.1

 Primary earnings (loss) per share:
   Before changes in accounting methods                       $  1.56    $ (1.43)   $ (1.15)
   Changes in accounting methods                                  -          -        (0.13)
   Net income (loss)                                             1.56      (1.43)     (1.28)



 Fully diluted:
   Income (loss) before changes in accounting methods         $ 177.8    $(161.0)   $(123.5)
   Add after-tax interest expense applicable to
     Zero Coupon Convertible Subordinated
     Debentures due 2006                                         13.2       11.6        9.4
                                                              -------    -------    -------
   Adjusted income before changes in accounting methods         191.0     (149.4)    (114.1)
   Changes in accounting methods                                   -          -       (13.8)
                                                              -------    -------    -------
   Adjusted net income (loss)                                 $ 191.0    $(149.4)   $(127.9)
                                                              =======    =======    =======

   Adjusted average number of common shares outstanding         119.2      117.4      112.1

 Fully diluted earnings (loss) per share:
   Before changes in accounting methods                       $  1.60    $ (1.27)   $ (1.02)
   Changes in accounting methods                                  -          -        (0.12)
   Net income (loss)                                             1.60      (1.27)     (1.14)

The foregoing computations do not reflect any significant potentially dilutive effect the Company's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series A Junior Participating Preferred Stock or Common Stock of the Company are issued upon the exercise of such Rights. Reference is made to Note 10 to the financial statements of this Annual Report.

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